UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2026

Commission File Number 001-39223

SADOT GROUP INC.

(Exact name of small business issuer as specified in its charter)

Nevada	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

295 E. Renfro Street, Suite 209, Burleson, Texas 76028

(Address of principal executive offices)

(832) 604-9568

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	SDOT	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2026, Sadot Group Inc. (the “Company”) and Michael Roper, the Company’s Chief Governance and Compliance Officer, entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. Roper’s employment with the Company will terminate by mutual agreement effective as of January 19, 2026 (the “Effective Date”).

Under the terms of the Separation Agreement, in consideration for Mr. Roper’s execution of a general release of claims and other covenants, the Company has agreed to provide the following separation benefits: (i) payment of severance and unpaid bonus in the aggregate amount of $734,000, payable in bi-weekly installments over a period of 120 months commencing on March 1, 2026, with a 25% discount applied (resulting in a reduced total payment of $550,500) if the Company pays the full amount during 2026; (ii) accelerated vesting of all unvested restricted stock awards as of the Effective Date (with forfeiture of all unvested stock options); (iii) payment by the Company of the full cost of Mr. Roper’s COBRA health insurance coverage for up to 18 months following the Effective Date; (iv) continuation of directors’ and officers’ liability insurance coverage for Mr. Roper for four years following the execution of the Separation Agreement; and (v) indemnification of Mr. Roper with respect to current litigation and any claims arising out of his actions during his employment with the Company.

The Separation Agreement also includes customary provisions, including non-disparagement, cooperation in certain matters, return of Company property, and continuation of confidentiality and non-competition obligations. Additionally, the Separation Agreement provides the Company with a 90-day period from execution to review and potentially challenge details of Mr. Roper’s prior employment agreement, and grants the Company a 30-day cure period in the event of any missed payments before Mr. Roper may initiate legal action. In the event of a default by the Company that is not cured within 30 days of written notice, all remaining amounts under the Separation Agreement become immediately due and payable.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Company intends to engage Mr. Roper on a consulting basis going forward.

Effective as of January 5, 2026, the Company terminated the employment of Aimee Infante as the Company’s Chief Marketing Officer. There is no separation agreement between the Company and Ms. Infante. Ms. Infante’s Executive Employment Agreement, dated November 16, 2022, terminated in connection with the termination of her employment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation Agreement, dated January 5, 2026, by and between Sadot Group Inc. and Michael Roper.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SADOT GROUP INC.

	By:	/s/ Chagay Ravid
	Name:	Chagay Ravid
	Title:	Chief Executive Officer

Date: January 7, 2026